Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this registration statement on Form S-8 of Centric Brands, Inc. of our report dated May 15, 2019 on our audits of the consolidated financial statements of Centric Brands, Inc. as of and for the years ended December 31, 2018 and 2017, which report is included in the Annual Report on Form 10-K of Centric Brands, Inc. for the year ended December 31, 2018.

/s/ CohnReznick LLP

Roseland,  New Jersey

August 14, 2019